UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 20, 2012


                            MASSEY EXPLORATION CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                     000-53724                     N/A
(State or other jurisdiction         (Commission                (IRS Employer
     of incorporation)               File Number)            Identification No.)

2683 Via de la Valle, Suite G418, Del Mar, CA                      92014
  (Address of principal executive offices)                       (Zip Code)

                                 (403) 228-9909
              (Registrant's telephone number, including area code)

                       No.3, Lane 300, 508 24th Avenue SW
                            Calgary, Alberta T2S 0K4
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

Effective July 20, 2012, Michael Hawitt resigned as president, secretary, treasurer, chief executive officer, chief financial officer and as director of our company. Mr. Hawitt's resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Hawitt's resignation, we appointed Merrill W. Moses as president, secretary, treasurer, chief executive officer, chief financial officer and as director of our company, effective July 20, 2012. In addition, we also appointed Charles C. Hooper as vice president of our company.

Also effective July 20, 2012, we increased the number of directors on our board of directors to two (2) and appointed Charles C. Hooper as a member to our company's board of directors.

MERRILL W. MOSES

Mr. Moses was an originator of Jiffy Lube, a major automobile franchise, and was the president and chief executive officer of M&M Foods. In 1980, after participating in the establishment and operation of several public and private resource companies, Mr. Moses founded Intercontinental Oil and Research (ICOR), an independent oil and gas company he operated for a decade. ICOR ultimately arranged for the purchase of more than $100 million in developed and undeveloped oil and gas properties throughout the central and western United States, resulting in more than 100 billion cubic feet of natural gas and 20 million barrels of oil in the ground.

From 1994 to 2009, Mr. Moses founded and was the chief executive officer and bank president of Cambridge Home Loans, a mortgage brokerage firm in San Diego, California. Cambridge Home Loans employs more than 100 individuals and manages more than $300 million dollars per year in mortgage financing for residential, construction and commercial projects in 47 states and two countries.

Since 1999, Mr. Moses has served as the chief executive officer and president of both Energy Pro Inc. and Dynamic Energy & Petroleum Inc., two oil and gas companies with a number of oil and gas leases in Montana and Oklahoma. His primary responsibility as the chief executive officer and president is making the company's overall strategic decisions and managing all aspects of the company.

Since 2002, he has been a member to the board of directors of Goldnev Resource Inc., a gas and oil shale public company whose shares trade on the TSX Venture Exchange under the symbol "GNZ". His duties and responsibilities as a director are to analyze, review, and develop business strategies. Mr. Moses graduated from Brigham Young University, majoring in finance and business in 1976.

We appointed Merrill W. Moses as an officer and director of our company because of his vast accomplishments with exploration companies.

CHARLES C. HOOPER

Charles C. Hooper began his career in 1968 with Litton Industries as a reliability systems engineer when he helped design and build missile guidance systems for the U.S. Army ground to air combat installations. He was an officer in the U.S. Navy during the Vietnam War, received the Gold Medal from the American Society of Military Engineers, became an instructor at the Naval War College, and a major developer of the Navy's Human Resource Management Program. Mr. Hooper served two (2) tours in Vietnam with Navy Seals, receiving numerous medals and cabinet level commendations by the end of his career. From 1974 until 1986, he was the owner of Organizational Diagnostics Associates in San Diego, California, a private financial and business consulting firm to Fortune 500 and local companies pioneering the development of business, financial and legal software systems.

From 1986 to 1997, Mr. Hooper was the chief executive officer of Mojave Natural Resources, a company that specializes in producing building materials in Temecula, California. His responsibility as chief executive officer was to manage and oversee the day-to-day operations of the company. Since 1978, he has owned and operated Old Town Financial, a company that specializes in financing for developer of shopping centers, office buildings, resorts, master planned communities, condominiums, apartments, health clubs, single family homes and ranch estates valued over $500 million, arranging over an additional $3.3 Billion in project financing for clients, in La Jolla, California.

Mr. Hooper graduated from the University of California in Los Angeles as a systems engineer with high honors. He earned a Master of Science Degree in Management from the U.S. Naval Post Graduate School and did his doctorate work in Finance.

We appointed Charles C. Hooper as an officer and director of our company because of his background in finance and his leadership qualities.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Moses nor Mr. Hooper have or will have a direct or indirect material interest which would be required to be reported herein. There are no family relationships among our directors or executive officers.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY EXPLORATION CORP.


/s/ Merrill W. Moses
-------------------------------------
Merrill W. Moses
President and Director

Date: July 20, 2011

                                       3